Exhibit 10.1

EXECUTION VERSION

U.S. $2,032,000,000

CREDIT AGREEMENT

Dated as of April 19, 2018

Among

DOLLAR TREE, INC.
 as Borrower

and

THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

FIFTH THIRD BANK,

RBC CAPITAL MARKETS(1)

and

U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

PNC CAPITAL MARKETS LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

FIFTH THIRD BANK,

RBC CAPITAL MARKETS,

U.S. BANK NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

CITIZENS BANK, N.A.,

HSBC SECURITIES (USA) INC.,

REGIONS BANK

and

TD BANK, N.A.
as Co-Documentation Agents

(1)                                 RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

Page

Schedules

Schedule I	-	Commitments
Schedule 2.01(c)	-	Existing Letter of Credit
Schedule 4.01(e)	-	Financial Statements
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Subsidiary Debt

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Tax Compliance Certificates

CREDIT AGREEMENT, dated as of April 19, 2018 (this “Agreement”), among DOLLAR TREE, INC., a Virginia corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I - Commitments hereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as agent (the “Agent”) for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENT

The Borrower has requested the Lenders and the Issuing Banks (as defined below) to extend credit to the Borrower from time to time on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.                              Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Term Advance, as the context may require.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton Christiana Road, JPM Loan & Agency Services, NCC 5, 1st Floor, Newark, Delaware 19713-2107, Attention:  Jacob.s.iati@jpmorgan.com or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“AML Laws” means all laws, rules, and regulations of the United States applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anniversary Date” has the meaning specified in Section 2.22(a).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and any similar laws, rules, and regulations applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee” means, (i) for the period from the Effective Date to and including the last Business Day of the first full fiscal quarter after the Effective Date, 0.15% per annum and (ii) thereafter, a percentage per annum determined by reference to the more favorable to the Borrower of the (x) Public Debt Rating and (y) Leverage Ratio, each in effect on such date, as set forth below and subject to the Pricing Level Adjustments:

Pricing Level	Public Debt Rating	Leverage Ratio	Applicable Commitment Fee
I	> BBB+ / Baa1	< 2.5 to 1.0	0.09%
II	BBB / Baa2	< 3.0 to 1.0	0.11%
III	BBB- / Baa3	< 3.5 to 1.0	0.15%
IV	< BB+ / Ba1	> 3.5 to 1.0	0.175%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means,

(a)                                 with respect to the Term Facility, (i) from the Effective Date to the date on which the Agent receives a compliance certificate pursuant to Section 5.01(h) for the first full fiscal quarter ending after the Effective Date, (x) 0.00% per annum, with respect to Base Rate Advances and (y) 1.00% per annum with respect to Eurodollar Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the more favorable to the Borrower of the (x) Public Debt Rating and (y) Leverage Ratio, each in effect on such date, as set forth below and subject to the Pricing Level Adjustment:

Pricing Level	Public Debt Rating	Leverage Ratio	Applicable Margin for Base Rate Term Advances	Applicable Margin for Eurodollar Rate Term Advances
I	> BBB+ / Baa1	< 2.5 to 1.0	0.00%	0.875%
II	BBB / Baa2	< 3.0 to 1.0	0.00%	0.95%
III	BBB- / Baa3	< 3.5 to 1.0	0.00%	1.00%
IV	< BB+ / Ba1	> 3.5 to 1.0	0.25%	1.25%

(b)                                 with respect to the Revolving Credit Facility, (i) from the Effective Date to the date on which the Agent receives a compliance certificate pursuant to Section 5.01(h) for the first full fiscal quarter ending after the Effective Date, (x) 0.25% per annum, with respect to Base Rate Advances and (y) 1.25% per annum with respect to Eurodollar Rate Advances and (ii) thereafter,  a percentage per annum determined by reference to the more favorable to the Borrower of the (x) Public Debt Rating and (y) Leverage Ratio, each in effect on such date, as set forth below and subject to the Pricing Level Adjustment:

Pricing Level	Public Debt Rating	Leverage Ratio	Applicable Margin for Base Rate Revolving Credit Advances	Applicable Margin for Eurodollar Rate Revolving Credit Advances
I	> BBB+ / Baa1	< 2.5 to 1.0	0.00%	1.00%
II	BBB / Baa2	< 3.0 to 1.0	0.125%	1.125%
III	BBB- / Baa3	< 3.5 to 1.0	0.25%	1.25%
IV	< BB+ / Ba1	> 3.5 to 1.0	0.50%	1.50%

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Advance or a Revolving Credit Advance, respectively, at such time, (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders and (c) with respect to the Swing Line Commitments, (i) the Swing Line Bank and (ii) if any Swing Line Advances are outstanding hereunder, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (i) JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Bank, RBC Capital Markets and U.S. Bank National Association, each in its capacity as joint bookrunner and joint lead arranger hereunder and (ii) PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc., each in its capacity as joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” has the meaning specified in Section 2.21(d).

“Assumption Agreement” has the meaning specified in Section 2.21(e)(i)(B).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Available Amount” of a Letter of Credit at any time means the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Bail-in Action” has the meaning specified in Section 8.15.

“Bail-in Legislation” has the meaning specified in Section 8.15.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended from time to time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as applicable.

“Borrowing Minimum” means (a) in the case of Eurodollar Rate Advances, $1,000,000, (b) in the case of Base Rate Advances, $1,000,000 and (c) in the case of Swing Line Advances, $500,000.

“Borrowing Multiple” means (a) in the case of Eurodollar Rate Advances, $500,000, (b) in the case of Base Rate Advances, $250,000 and (c) in the case of Swing Line Advances, $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.11 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” means (a) any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who (i) were not members of the Board of Directors of the Borrower on the Effective Date and (ii) whose election to the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was not approved by a majority of the members of the Board of Directors of the Borrower then still in office who were either members of the Board of Directors on the Effective Date or whose election or nomination for election was previously so approved.

“Chesapeake Development Project” means any business engaged or proposed to be engaged in by the Borrower or any of its Subsidiaries relating to the development of real property located in Chesapeake, Virginia and any business or other activities that are similar, ancillary, complementary, incidental or related thereto.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, a Swing Line Commitment or a Term Commitment, as the context may require.

“Commitment Date” has the meaning specified in Section 2.21(b).

“Commitment Fee” has the meaning specified in Section 2.4(a).

“Commitment Increase” has the meaning specified in Section 2.21(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income and without duplication:  (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, State, local and foreign income taxes for such period, (iii) depreciation and amortization expense, (iv) all non-cash charges and items, including for share-based compensation ((x) other than in respect of any non-recurring provision for doubtful accounts or any non-recurring provision for obsolescence and (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period), (v) non-recurring items not exceeding $100,000,000 in the aggregate within any 12-month period, and (vi) Consolidated Rental Expense, in each case determined in accordance with GAAP for such period.

“Consolidated Interest Expense” means, with respect to any period, without duplication, the net interest expense on a Consolidated basis as determined in accordance with GAAP and applied consistently; provided that obligations in respect of Debt incurred by a Person in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction shall be excluded from Consolidated Interest Expense solely to the extent the proceeds of such Debt are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available to such Person.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Subsidiaries on a Consolidated basis, less goodwill, trade names, trademarks, patents, unamortized debt discount and related expense and other like intangibles, all as described on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries, and calculated based on positions as reported in the Borrower’s Consolidated financial statements determined in conformity with GAAP.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense (including any contingent or percentage rental expense) of the Borrower and its Subsidiaries on a Consolidated basis for such period (excluding real estate taxes and common area maintenance charges) in respect of all rent obligations under all operating leases for real or personal property minus any rental income of the Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in conformity with GAAP.

“Consolidated Total Debt” means, as of any date of determination, (a) (i) all indebtedness of the Borrower and its Subsidiaries for borrowed money, (ii) the face amount of all Standby Letters of Credit issued for the account of the Borrower and its Subsidiaries, and (iii) the principal component of all Capitalized Lease Obligations of the Borrower and its Subsidiaries, in each case actually owing on such date and to the extent appearing on the balance sheet of the Borrower determined on a Consolidated basis in accordance with GAAP; provided that such Debt incurred by a Person in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction shall be excluded from Consolidated Total Debt solely to the extent the proceeds of such Debt are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available to such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable and other accrued liabilities incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all Capitalized Lease Obligations, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that “Debt,” for purposes of this definition, shall not include obligations in respect of Trade Letters of Credit incurred in connection with the acquisition of inventory in the ordinary course of business; provided, further, that for purposes of calculating the Leverage Covenant, obligations in respect of Debt incurred by a Person in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction shall be excluded from the Leverage Ratio solely to the extent the proceeds of such Debt are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available to such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, subject to Section 2.20(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied and such Lender has notified the Agent and the Borrower in writing thereof (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such intention is the result of such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), (v) any Lender with respect to which a Lender Insolvency Event has occurred with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (vi) any Lender that has become the subject of a Bail-In Action.  Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon notification of such determination by the Agent to the Borrower and the Lenders.

“Dollars” and the “$” sign each mean lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EEA Financial Institution” has the meaning specified in Section 8.15.

“EEA Member Country” has the meaning specified in Section 8.15.

“EEA Resolution Authority” has the meaning specified in Section 8.15.

“Effective Date” has the meaning specified in Section 3.01.

“Effective Date Refinancing” means (i) the termination of the Existing Credit Agreement and the repayment in full of all obligations outstanding thereunder and (ii) that the 5.750% Senior Notes due 2023 issued under the Indenture dated as of February 23, 2015 between the Borrower (as successor by merger to Family Tree Escrow, LLC) and U.S. Bank National Association, as trustee, shall have been redeemed or called for redemption.

“Effective Date Transactions” means, collectively the (a) entering into of this Agreement; (b) Effective Date Refinancing; (c) the consummation of the Senior Notes Offering; (d) the other transactions to occur pursuant to or in connection with the Loan Documents; and (e) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or legally enforceable judicial or agency requirement relating to pollution or protection of the environment, health and safety (as affected by exposure to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” has the meaning specified in Section 8.15.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) or overall gross income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the applicable Commitment (or, in the case of an Advance not funded pursuant to a Commitment, the applicable Advance), in each case, other than pursuant to an assignment request by the Borrower under Section 2.18(b) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Commitment or Advance or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 9, 2015, as amended by Amendment No. 1, dated as of June 11, 2015, Amendment No. 2, dated as of December 1, 2015, Amendment No. 3, dated as of August 30, 2016 and as amended by Amendment No. 4, dated as of September 22, 2016, by and among the Borrower (as successor by merger to Family Tree Escrow, LLC), the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as defined therein) and the various other parties thereto (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Subsidiary Debt” has the meaning specified in Section 5.02(d).

“Extending Lender” has the meaning specified in Section 2.22(b).

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Term Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement implementing such Sections of the Code and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief executive officer, the chief financial officer, the treasurer or the assistant treasurer of the Borrower.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Ratable Share of outstanding Swing Line Advances made by the Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Increase Date” has the meaning specified in Section 2.21(a).

“Increasing Lender” has the meaning specified in Section 2.21(b).

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 8.08.

“Interest Period” means, as to any Eurodollar Rate Advance, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, to the extent agreed to by all Lenders with commitments or Loans under the applicable Facility, 12 months or periods shorter than 1 month as are satisfactory to the Agent), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.  “Issue” has a corresponding meaning.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“JPMorgan” has the meaning set forth in the preamble hereto.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Lenders.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(c)(i).

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervener or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (c) a Lender or its Parent Company is the subject of a Bail-in Action.

“Lenders” means each Initial Lender, each Issuing Bank, the Swing Line Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.21 or 2.22 and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Borrower and its specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I - Commitments hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, or if such Person became an Issuing Bank after the date hereof, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(c) as such Issuing Bank’s “Letter of Credit Commitment,” in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $350,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Covenant” has the meaning set forth in Section 5.03(a).

“Leverage Ratio” has the meaning set forth in Section 5.03(a).

“LIBO Screen Rate”  means, for any day and time, with respect to any Eurodollar Rate Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, each L/C Related Document, if any, and the Notes, if any.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower (i) whose total assets at such time, less net goodwill and other intangible assets, less total current liabilities, all determined in conformity with GAAP, are equal to or greater than 5% of Consolidated Net Tangible Assets or (ii) whose revenue is equal to or greater than 5% of Consolidated revenue of the Borrower and its Subsidiaries.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.22(b).

“Note” means a Revolving Credit Note or Term Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate Advances by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means:

(a)                                 Liens granted by any Subsidiary of the Borrower in favor of the Borrower or any other Subsidiary of the Borrower;

(b)                                 Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not overdue for a period of more than 30 days or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)                                  Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(d)                                 Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e)                                  Liens in connection with judgment bonds so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting practices;

(f)                                   zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(g)                                  leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole and any interest of title of any lessor under any lease;

(h)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)                                     normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j)                                    Liens on any inventory of the Borrower or any of its Subsidiaries in favor of a vendor of such inventory, arising in the normal course of business upon its sale to the Borrower or any such Subsidiary;

(k)                                 Liens in respect of licensing of intellectual property in the ordinary course of business;

(l)                                     protective Uniform Commercial Code filings with respect to any leased or consigned personal property;

(m)                             Liens on insurance policies and the proceeds thereof securing the financing or payment of premiums with respect thereto in the ordinary course of business, to the extent not exceeding the amount of such premiums;

(n)                                 Liens incurred in the ordinary course of business on the proceeds of prepaid cards or stored value cards; and

(o)                                 Liens on cash or cash equivalents that are the proceeds of any Debt issued in escrow or that have been deposited pursuant to discharge, redemption or defeasance provisions under the indenture or similar instrument governing any Debt.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any (a) Single Employer Plan that is or was within any of the preceding six plan years maintained or contributed to by the Borrower or any ERISA Affiliate (or to which the Borrower or any ERISA Affiliate has or had an obligation to contribute or to make payments) and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or (b) Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Level Adjustment” means, for purposes of determining the Applicable Commitment Fee and the Applicable Margin, (a) if the Public Debt Rating shall fall within a different pricing level than the Leverage Ratio, the Applicable Commitment Fee and the Applicable Margin shall be based upon the lower pricing level unless such Public Debt Rating and Leverage Ratio differ by two or more pricing levels, in which case the applicable pricing level will be deemed to be one pricing level below the higher of such pricing levels, (b) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Commitment Fee and the Applicable Margin shall be determined by reference to the available rating, (c) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee shall be set in accordance with pricing level IV under the charts set forth in the definition of “Applicable Margin” and “Applicable Commitment Fee”, (d) if the ratings established by S&P and Moody’s shall fall within different pricing levels, the Applicable Commitment Fee and the Applicable Margin shall be based upon the higher rating unless such ratings differ by two or more pricing levels, in which case the applicable pricing level will be deemed to be one pricing level below the higher of such pricing levels, (e) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change, (f) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be, (g) the Leverage Ratio shall be determined as of the end of the fiscal quarter for the Borrower for which financial statements have most recently been delivered pursuant to Section 5.01(h), and (h) if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 5.01(h) within the time period specified for such delivery then, during the period from the date such financial statements were required to have been delivered until delivery, the Applicable Commitment Fee and the Applicable Margin shall be set in accordance with pricing level IV under the charts set forth in the definition of “Applicable Commitment Fee” and “Applicable Margin”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.

“Ratable Share” of any amount means (a) with respect to any Term Lender at any time, the percentage of the Term Facility represented by the principal amount of such Term Lender’s Term Advances at such time and (b) with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Advances and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 6.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 8.07(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s controlled and controlling Affiliates and the respective partners, directors, officers, employees, agents, advisors and members of such Person and of such Person’s controlled and controlling Affiliates.

“Reportable Event” means an event described in Section 4043(c) of ERISA or the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” means at any time Lenders holding more than 50% of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit and Swing Line Advances being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Facility and (c) the aggregate unused amount of the Commitments; provided, that the Total Revolving Credit Outstandings of, the Advances owed to or Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit and Swing Line Advances being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided that the Unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided, that the portion of the Term Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I - Commitments hereto as such Lender’s “Revolving Credit Commitment,” (b) if such Lender has become a Revolving Credit Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement as such Lender’s “Revolving Credit Commitment” or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.  The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $1,250,000,000.

“Revolving Credit Facility” means, at any time, (a) on or prior to the latest Termination Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Advances and Swing Line Advances outstanding at such time plus the Available Amount of all Letters of Credit outstanding at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to the Borrower.

“S&P” means Standard & Poor’s, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Office of the Superintendent of Financial Institutions, the European Union or Her Majesty’s Treasury of the United Kingdom, and (b) any Person majority-owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union or Her Majesty’s Treasury of the United Kingdom or (c) the Office of the Superintendent of Financial Institutions.

“Senior Notes Offering” means the issuance and sale by the Borrower of (i) $750,000,000 Senior Floating Notes Due 2020, (ii) $1,000,000,000 3.700% Senior Notes Due 2023, (iii) $1,000,000,000 4.000% Senior Notes Due 2025 and (iv) $1,250,000,000 4.200% Senior Notes Due 2028, in each case on the Effective Date pursuant to the Indenture between the Borrower and U.S. Bank National Association, as trustee, dated as of April 2, 2018, as supplemented by the First Supplemental Indenture, dated as of April 19, 2018, between the Borrower and U.S. Bank National Association, as trustee.

“Significant Acquisition” means any Acquisition involving the payment of consideration by the Borrower and its Subsidiaries in excess of $750,000,000.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person, (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the

Federal Reserve Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Eurodollar Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.01(d) or any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means JPMorgan Chase Bank, N.A.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Commitment” means with respect to the Swing Line Bank at any time the amount set forth opposite the Swing Line Bank’s name on Schedule I - Commitments hereto, as such amount may be reduced pursuant to Section 2.05.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an advance by a Term Lender to the Borrower under the Term Facility and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Term Advance).

“Term Borrowing” means, initially, the Term Advances made by the Term Lenders to the Borrower pursuant to Section 2.01.  After the initial funding, “Term Borrowing” means a portion of the Term Advances (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Adjusted LIBO Rate and has a single Interest Period.

“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I - Commitments hereto as such Lender’s “Term Commitment,” (b) if such Lender has become a Term Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement as such Lender’s “Term Commitment” or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Term Commitment,” as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.  On the Effective Date, the aggregate amount of the Term Commitments is $782,000,000.

“Term Facility” means, at any time, the aggregate principal amount of the Term Advances outstanding at such time.

“Term Lender” means, at any time, any Lender that has an outstanding Term Advance at such time.

“Term Loan Maturity Date” means April 19, 2020.

“Term Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender to the Borrower.

“Termination Date” means the earlier of (a) April 19, 2023, subject to the extension thereof pursuant to Section 2.22 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Revolving Credit Lender, Issuing Bank or Swing Line Bank that is a Non-Extending Lender to any requested extension pursuant to Section 2.22 shall be the Termination Date of such Revolving Credit Lender, Issuing Bank or Swing Line Bank in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement.

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Advances, Swing Line Advances and Letters of Credit.

“Type” when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards Board (FASB) Accounting Standard Codification No. 715:  Compensation-Retirement Benefits (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the Effective Date, exceeds the fair market value of the assets allocable thereto.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances then outstanding.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” has the meaning specified in Section 8.15.

SECTION 1.02.                              Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03.                              Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  For purposes of determining compliance with this Agreement, all leases of the Borrower and its Subsidiaries shall be accounted for in accordance with GAAP as in effect on the date of this Agreement and any determination whether a lease is an operating lease or a Capital Lease shall be made without giving effect to any change in GAAP (including any required adoption of International Financial Reporting Standards).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 on financial liabilities and FASB ASC 842 on capital lease or debt obligations shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP (including any required adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04.                              Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.                              The Advances and Letters of Credit.

(a)                                 The Term Advances.  Each Term Lender agrees, severally and not jointly, to make Term Advances in Dollars to the Borrower on the Effective Date in an aggregate principal amount not to exceed its Term Commitment. The Term Lenders shall not have any obligation to make any Term Advances to the Borrower after the Effective Date, except to the extent a Term Lender’s Term Commitments are increased pursuant to Section 2.21.

(b)                                 The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances denominated in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Revolving Credit Lender in an amount not to exceed such Lender’s Unused Revolving Credit Commitment.  Each Revolving Credit Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments (it being understood that multiple Revolving Credit Borrowings may be requested on any Business Day).  Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

(c)                                  Letters of Credit.

(i)                                Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue one or more letters of credit denominated in Dollars in the form of (x) trade letters of credit in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of any Subsidiary (in which case such Letter of Credit shall be deemed issued for the joint and several account of the Borrower and such Subsidiary) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) days prior to the latest Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (A) the Letter of Credit Facility at such time and (B) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders; provided that if (i) the Termination Date has been extended as to some but not all Revolving Credit Lenders pursuant to Section 2.22 and (ii) the Borrower requests the issuance of a Letter of Credit which expires later than the Termination Date of any Revolving Credit Lender in effect prior to such extension, then compliance with clause (B) above shall be determined solely with reference to the Revolving Credit Lenders whose Revolving Credit Commitments have been so extended; provided further, that Royal Bank of Canada and its affiliates shall not be obligated to issue Trade Letters of Credit.  If requested by an Issuing Bank, the Borrower shall also submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, each Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Notwithstanding anything to the contrary provided in this Agreement, each letter of credit listed on Schedule 2.01(c) (each, an “Existing Letter of Credit”) shall be deemed issued under this Agreement from and after the Effective Date.

(ii)                             No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) 5 days before the latest Termination Date and (y) one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion); provided, that any Letter of Credit may provide for automatic renewal or extension thereof for an additional period of up to 12 months (which, in no event, shall extend beyond the date referred to in clause (x) of this Section 2.01(c)(ii), except to the extent Cash Collateralized or backstopped pursuant to an arrangement reasonably acceptable to the relevant Issuing Bank) so long as such Letter of Credit (any such Letter of Credit, an “Auto-Extension Letter of Credit”) permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Auto-Extension Letter of Credit is issued (the “Non-Extension Notice Date”); provided, further, that if the Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (x) of this Section 2.01(c)(ii) but the participations of the Lenders with Revolving Credit Commitments shall terminate on the applicable Termination Date.  If any such Letter of Credit is outstanding or is issued under the Revolving Credit Commitments after the date that is three (3) Business Days prior to the latest Termination Date the

Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit on or prior to the date that is three (3) Business Days prior to such Termination Date or, if later, such date of issuance.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than such Termination Date (except as otherwise provided in the second proviso to the first sentence of this paragraph (ii)); provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d)                                 The Swing Line Advances.  The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in Dollars to the Borrower from time to time on any Business Day during the applicable Availability Period (i) in an aggregate amount not to exceed at any time outstanding $50,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Advance not to exceed the lesser of (x) the Unused Revolving Credit Commitments of the Lenders on such Business Day and (y) the amount by which the Revolving Credit Commitment of the Lender acting as the Swing Line Bank on such Business Day exceeds (1) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances made by such Lender and outstanding at such time, plus (2) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time; provided, that no Swing Line Bank shall be required to make a Swing Line Advance to refinance an outstanding Swing Line Borrowing.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall consist of a Base Rate Advance.

SECTION 2.02.                              Making the Advances.

(a)                                 Except as otherwise provided in Section 2.02(b) or Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 12:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 10:00 a.m.  (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be authorized by a Financial Officer of the Borrower and shall be by electronic delivery, or telecopier in substantially the form of Exhibit B hereto, specifying therein (in addition to specifying whether such Borrowing as a Revolving Credit Borrowing or Term Borrowing) the requested (i) date and Facility of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the Borrower’s account to which funds are to be disbursed.  Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing; provided, that Swing Line Advances shall be made as provided in Section 2.02(b).  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower consistent with the instructions set forth in the Notice of Borrowing; provided, however, that, in the case of a Revolving Credit Borrowing, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Bank and by any Revolving Credit Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank and such other Lenders for repayment of such Swing Line Advances. If no election as to the Type of Advance is specified, then the requested Borrowing shall be a Base Rate Advance.  If no Interest Period is specified with respect to any requested Eurodollar Rate Advance then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.02, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)                                 Each Swing Line Borrowing shall be made on notice, given not later than 2:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the Borrower to the Swing Line Bank and the Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be authorized by a Financial Officer of the Borrower and shall be by electronic delivery, or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing).  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower consistent with the instructions set forth in the Notice of Borrowing.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Agent not later than 12:00 P.M. (New York City time), each Revolving Credit Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell to each such other Lender, a participation representing such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of the participation in such Swing Line Advance to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Credit Lender agrees to purchase a participation representing its Ratable Share of an outstanding Swing Line Advance (i) by 5:00 P.M. (New York City time) on the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 P.M. (New York City time) on such Business Day or (ii) by 10.00 A.M. (New York City time) the first Business Day next succeeding such demand if notice of such demand is given after such time.  The Agent shall notify the Borrower of any participation in any Swing Line Advance acquired pursuant to this paragraph (b), and thereafter payments in respect of such Swing Line Advance shall be made to the Agent and not to such Swing Line Bank.  Any amounts received by such Swing Line Bank from a Borrower (or other party on behalf of such Borrower) in respect of a Swing Line Advance after receipt by such Swing Line Bank of the proceeds of a sale of participation therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to such Swing Line Bank, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swing Line Bank or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swing Line Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Upon any such assignment by the Swing Line Bank to any Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to the Swing Line Advance, this Agreement, the other Loan Documents or the Borrower.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender (with interest on such Swing Line Advance payable to such Lender) on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)                                  Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Term Borrowings and ten separate Revolving Credit Borrowings.

(d)                                 Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower (other than any notice in respect of the Effective Date, which may be conditioned upon the occurrence of the Effective Date). In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)                                  Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable to Base Rate Advances and (ii) in the case of such Lender or Swing Line Bank, the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement. The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(f)                                   The obligations of the Lenders hereunder to make Advances and to make payment pursuant to Section 8.04(c) are several and not joint.  The failure of any Appropriate Lender to make any Advance or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 8.04(c).

(g)                                  The Borrower may, at any time and from time to time, designate as additional Swing Line Banks one or more Revolving Credit Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Credit Lender of an appointment as a Swing Line Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Agent and the Borrower, executed by the Borrower, the Agent and such designated Swing Line Bank, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swing Line Bank under this Agreement and (ii) references herein to the term “Swing Line Bank” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swing Line Advances hereunder.

SECTION 2.03.                              Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)                                 Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than three Business Days prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof.  Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, electronic delivery or telecopier specifying therein the requested (i) date of such Issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit.  Each Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Agent, at least one Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may reasonably require.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.  Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b)                                 Participations.  By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit.  The Borrower hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.21, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c)                                  Drawing and Reimbursement.  The payment by an Issuing Bank in respect of a drawing under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment.  Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent.  The Borrower shall reimburse such Issuing Bank (which, in the case of any Standby Letter of Credit, shall be through the Agent) in an amount equal to such drawing not later than 4:00 P.M. (New York City Time) on the day that is one Business Day after notice is given.  If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Agent shall promptly notify each Lender the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share thereof.  Each Revolving Credit Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank.  Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 12:00 P.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the higher of the NYFRB Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation.  A certificate of an Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error.  If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)                                 Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Borrower), on the first Business Day of each week a written report summarizing Issuance and expiration dates of Trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all Trade Letters of Credit issued by such Issuing Bank, (ii) to the Agent (with a copy to the Borrower), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (iii) to the Agent (with a copy to the Borrower), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Available Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.  The Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section.

(e)                                  Failure to Make Advances.  The failure of any Revolving Credit Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f)                                   Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Trade Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)                                  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(h)                                 Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(i)                                     Additional Issuing Banks.  From time to time, the Borrower may by notice to the Agent designate any Lender (in addition to the Initial Issuing Bank) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Agent as an Issuing Bank.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

SECTION 2.04.                              Fees.

(a)                                 Commitment Fee.  The Borrower agrees to pay to the Agent for the account of each Lender, on the date that is five Business Days after the last Business Day of each fiscal quarter of the Borrower (as in effect on the Effective Date) (commencing on the last Business Day of the first full fiscal quarter after the Effective Date) and on the date on which the Revolving Credit Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Unused Revolving Credit Commitment (with Swing Line Advances not counting as utilization for such purpose) of such Lender during the preceding quarter (or other period commencing with the Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.  The Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)                                 Letter of Credit Fees.

(i)                               The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a commission on such Lender’s Ratable Share of the average daily Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the sum of, (x) for Standby Letters of Credit, the Applicable Margin for Eurodollar Rate Revolving Credit Advances for Standby Letters of Credit in effect from time to time during such calendar quarter and (y) for Trade Letters of Credit, the Applicable Margin for Eurodollar Rate Revolving Credit Advances for Trade Letters of Credit in effect from time to time during such calendar quarter, in each case, payable in arrears quarterly on the date that is five Business Days after the last Business Day of each fiscal quarter of the Borrower (as in effect on the Effective Date) commencing with the quarter ended May 5, 2018, and on the latest Termination Date (or such later date on which the participations in Letters of Credit of such Lender have terminated).

(ii)                                The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit and such other commissions, issuance fees, transfer fees and other customary documentary and processing fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.  The fronting fees described in this clause (ii) shall be due and payable (A) in the case of Trade Letters of Credit, on the date of Issuance thereof and (B) in the case of Standby Letters of Credit, in arrears quarterly on the date that is five Business Days after the last Business Day of each fiscal quarter of the Borrower (as in effect on the Effective Date), and on the latest Termination Date (or such later date on which such Standby Letter of Credit has been terminated).

(c)                                  Agent’s Fees.  The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05.                              Termination or Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided, that each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Revolving Credit Commitments). Promptly following receipt of any notice, the Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.05 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or the occurrence of any other transactions, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Subject to Section 2.21, any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments. On the Effective Date (after giving effect to the funding of the Term Loans by the Term Lenders representing the full amount of the Term Commitment on the Effective Date), the Term Commitment of the Term Lenders on the Effective Date will automatically and permanently terminate.

SECTION 2.06.                              Repayment of Advances and Letter of Credit Drawings.

(a)                                 Term Advances.  The Borrower shall repay to the Agent for the ratable account of the Term Lenders on the Term Loan Maturity Date the aggregate principal amount of the Term Advances made to it and then outstanding.

(b)                                 Revolving Credit Advances.  The Borrower shall repay to the Agent for the ratable account of each Revolving Credit Lender on the Termination Date applicable to such Revolving Credit Lender the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(c)                                  Letter of Credit Drawings.  The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by the Borrower thereof):

(i)                                          any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Agreement, any Letter of Credit Application, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)                                       any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)                                    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)                                   any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                      payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)                                   any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents;

(vii)                                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor (if any);

(viii)                             waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(ix)                                   honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or

(x)                                      any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

provided, in each case, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents (determined by final and binding decision of a court of competent jurisdiction).

(d)                                 Swing Line Advances.  The Borrower shall repay to the Agent for the ratable account of the Swing Line Bank and each Revolving Credit Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to it by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than ten Business Days after the requested date of such Borrowing) and the Termination Date applicable to the Swing Line Bank.

SECTION 2.07.                              Interest on Advances.

(a)                                 Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                  Base Rate Advances.  During such periods as such Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the date that is five Business Days after the last Business Day of each fiscal quarter of the Borrower (as in effect on the Effective Date) during such periods and on the date such Base Rate Advance shall be Converted or paid in full or such Swing Line Advance is paid in full.

(ii)               Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Adjusted LIBO Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and

(ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08.                              Interest Rate Determination.

(a)                                 The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b)                                 If, with respect to any Eurodollar Rate Advances under any Facility, the Required Revolving Lenders or the Required Term Lenders, as applicable, notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Adjusted LIBO Rate or the Eurodollar Rate, as applicable, for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e)                                  Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)                                   If prior to the commencement of any Interest Period for a Eurodollar Rate Advance, the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Eurodollar Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period then the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(g)                               If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (f) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (f) above have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 8.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Revolving Lenders or the Required Term Lenders, as applicable, stating that such Required Revolving Lenders or the Required Term Lenders, as applicable, object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (g) (but, in the case of the circumstances described in clause (b)(ii) of this Section 2.08, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.09.                              Optional Conversion of Advances.  The Borrower may on any Business Day, upon notice given to the Agent not later than the time a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the Borrowing Minimum for Eurodollar Rate Advances and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10.                              Optional Prepayments of Advances.  The Borrower shall notify the Agent (and, in the case of prepayment of a Swing Line Advance, the Swing Line Bank) by telephone (confirmed by electronic means) of such selection not later than 2:00 P.M. (New York City time), (i) in the case of a Base Rate Advance or any Swing Line Advance, on the scheduled date of such prepayment and (ii) in the case of a Eurodollar Rate Advance, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Agent (and Swing Line Bank, if applicable)); provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, (y) each partial prepayment of Swing Line Advances shall be in an aggregate principal amount of not less than $1,000,000 and (z) in the event of any such prepayment of a Eurodollar Rate Advance made prior to the last day of any Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(f).  Each prepayment of outstanding Term Advances shall be applied as directed by the Borrower among any outstanding Eurodollar Rate Advances and Base Rate Advances or, in the absence of such direction, first to Base Rate Advances, and second to Eurodollar Rate Advances in direct order of expiration of the current Interest Period.  Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or the occurrence of any other transactions, in which case such notice may be revoked by the Borrower (by notice to the Agent (and Swing Line Bank if applicable) on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.11.                              Increased Costs.  (a) If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes); or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Adequacy.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.12.                              Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund any Eurodollar Rate Advances, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligations of such Lender to make or continue Eurodollar Rate Advances or to convert Base Rate Advances to Eurodollar Rate Advances shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Adjusted LIBO Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Agent), convert all Eurodollar Rate Advances of such Lender to Base Rate Borrowings (the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Adjusted LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.13.                              Payments and Computations.

(a)                                 The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.21 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any other Loan Documents issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate, Adjusted LIBO Rate, or Eurodollar Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(c)                                  Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)                                 Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the higher of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14.                              Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if the Borrower, the Agent or any other applicable withholding agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the applicable Lender (or, in the case of any amount received by the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Agent or such Lender, acting reasonably) received by the Borrower showing payment thereof.  Without duplication, after any payment of Taxes by the Borrower or the Agent to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Agent, timely reimburse the Agent for the payment of, any Other Taxes.

(c)                                  Indemnification by the Borrower.  The Borrower shall, without duplication of any amounts paid pursuant to Section 2.14(a)(iii) or any amounts paid or reimbursed pursuant to Section 2.14(b), indemnify each Recipient, within 15 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 15 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)                                   Status of Lenders.

(i)                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under this Agreement shall deliver to the Borrower and the Agent, at the time or times and in the manner prescribed by applicable law or such other time or times reasonably requested by the Borrower or the Agent, such duly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 2.14(f), no Lender shall be required to provide any documentation under this Section 2.14(f) that such Lender is not legally eligible to provide.  Each person that shall become a Participant pursuant to Section 8.07 or a Lender pursuant to Section 8.07 shall, upon the effectiveness of the related transfer, be required to provide all documentation required pursuant to this Section 2.14(f); provided that a Participant shall furnish all such documentation solely to the participating Lender.

(ii)                                Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Agent), duly completed and executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)                               any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes)  that is eligible to claim the benefits of an income tax treaty to which the United States is a party, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2)                                 duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes);

(3)                                 in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) that is eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3) (B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a trade or business within the United States (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(C)                               to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner of payments under this Agreement (for example, where the Foreign Lender is a partnership or is a participating Lender), duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(D)                               any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(E)                                if a payment made to a Recipient under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with such Recipient’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Agent to deliver to the Borrower and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 2.14(f).

(g)                                  Treatment of Certain Refunds.  If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest (solely with respect to the time period during which the indemnifying party actually held such funds, except to the extent that the refund was initially claimed at the written request of such indemnifying party) or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  In such event, such indemnified party shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such indemnified party may delete any information therein that it deems confidential).  An indemnified party shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 2.15.                              Sharing of Payments, Etc.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations before the Termination Date applicable to such Lender or, in the case of a Term Lender, Term Loan Maturity Date, of the other Appropriate Lenders, and, on and after the Termination Date applicable to such Lender, or in the case of a Term Lender, Term Loan Maturity Date, of all other Lenders or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders or all Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  For purposes of clause (b) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.15 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Commitment(s) and/or Advance(s) to which such participation relates.

If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letters of Credit then due to such parties.

SECTION 2.16.                              Evidence of Debt.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the applicable Commitment of such Lender.

(b)                                 The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)                                  Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17.                              Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) (i) for general corporate purposes (including acquisitions, investments and repayments of indebtedness), (ii) for payments in connection with the Effective Date Refinancing, and (iii) to pay the fees and expenses incurred in connection with the Effective Date Transactions.

SECTION 2.18.                              Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.18(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14(a)) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                  the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07;

(ii)               such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(f)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with applicable law; and

(v)              in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.                              Cash Collateral.

(a)                                 At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the existence of excess Cash Collateral, as reasonably determined by the Agent and each Issuing Bank; provided that, subject to Section 2.20 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.20.                              Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with 2.19; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.20(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a) (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)                               With respect to any Commitment Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 3.01 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate principal amount of Revolving Credit Advances, the participations in outstanding Letters of Credit and participation in Swing Line Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 8.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Advances.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Agent or (ii) Swing Line Bank or any Issuing Bank, as applicable (with a copy to the Agent), (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Agent, the Swing Line Bank and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable in respect of such Facility, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Appropriate Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or other payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Advances/Letters of Credit.  So long as any Revolving Credit Lender is a Defaulting Lender, in each case after giving effect to Section 2.20(a)(iv), (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.21.                              Increase in the Aggregate Commitments.

(a)                                 Request for Increase.  The Borrower may, at any time and from time to time, or in the case of the Term Facility, prior to the Term Loan Maturity Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitment and/or Term Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest Termination Date, or in the case of the Term Facility, prior to the Term Loan Maturity Date (the “Increase Date”), as specified in the related notice to the Agent; provided, however, that in no event shall the aggregate amount of the Commitment Increases at any time exceed $1,000,000,000.

(b)                                 Lender Election to Increase.  The Agent shall promptly notify such Lenders and Eligible Assignees as are designated by the Borrower of a request by the Borrower for a Commitment Increase, which notice shall include (i) the Facility to be increased, (ii) the proposed amount of such requested Commitment Increase, (iii) the proposed Increase Date and (iv) the date by which such Lenders and Eligible Assignees wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective applicable Commitments (the “Commitment Date”).  Each such Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment or to establish its Commitment, as the case may be.  If such Lenders and Eligible Assignees notify the Agent that they are willing to participate in the requested Commitment Increase with applicable Commitments in an aggregate amount that exceed the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders and Eligible Assignees in such amounts as are agreed between the Borrower and the Agent.  No Lender shall be obligated to participate in such Commitment Increase.

(c)                                  Notification by Agent.  Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which such Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase; provided, however, that the Revolving Credit Commitment or Term Commitment, as applicable, of each such Eligible Assignee shall be in an amount of (x) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances or Revolving Credit Commitments or (y) $500,000 or an integral multiple of $500,000 in excess thereof in the case of Term Advances.

(d)                                 Assuming Lenders.  On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.21(b) (each such Eligible Assignee and each Eligible Assignee that shall become a party hereto in accordance with Section 2.22, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment or Term Commitment, as applicable, of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.21(b)) as of such Increase Date.

(e)                                  Conditions to Effectiveness of Increase.  Notwithstanding the foregoing, any Commitment Increase pursuant to this Section shall not be effective with respect to any Lender or Eligible Assignee unless (i) the Agent shall have received on or before such Increase Date the following, each dated such date:

(A)                               certified copies of resolutions of the Board of Directors of the Borrower or comparable governing body authorizing the Commitment Increase and the corresponding modifications to this Agreement;

(B)                               an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and

(C)                               confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment or Term Commitment, as applicable, in a writing reasonably satisfactory to the Borrower and the Agent; and

(ii) on the applicable Increase Date the following statements shall be true:

(A)                               no Default shall have occurred and be continuing on such date and after giving effect to such Commitment Increase; and

(B)                               the representations and warranties contained in Section 4.01 are true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date of, before and after giving effect to, such Commitment Increase, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent any of such representations and warranties refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date of, before and after giving effect to, such Commitment Increase, and to the application of the proceeds therefrom.

On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.21(e), the Agent shall notify the Appropriate Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, to the extent applicable, (a) in the case of any increase in the Revolving Credit Facility, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments and/or (b) in case of any increase in the Term Facility, make available to the Agent at the Agent’s Account, in same day funds, an amount equal to such Increasing Lender’s or Assuming Lender’s increased Term Commitment.

SECTION 2.22.                              Extension of Commitment Termination Date.

(a)                                 Requests for Extension.  The Borrower may, by notice to the Agent (who shall promptly notify the Revolving Credit Lenders) not earlier than 75 days and not later than 30 days prior to any anniversary of the Effective Date (an “Anniversary Date”), but not more than two times, request that each Revolving Credit Lender extend such Lender’s Termination Date for an additional one year from the Termination Date then in effect for such Lender.

(b)                                 Lender Elections to Extend.  Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not later than the date (the “Notice Date”) that is 30 days after receiving notice of the applicable extension request, advise the Agent whether or not such Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Termination Date (a “Non-Extending Lender” and each other such Lender, an “Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c)                                  Notification by Agent.  The Agent shall promptly notify the Borrower of each Revolving Credit Lender’s determination under this Section.

(d)                                 Assuming Lenders.  The Borrower shall have the right on or before the applicable Anniversary Date to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Assuming Lenders with the approval of the Agent (unless such Assuming Lender is already a Revolving Credit Lender), the Issuing Banks and the Swing Line Bank (which approvals shall in each case not be unreasonably withheld or delayed), each of which Assuming Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Agent pursuant to which such Assuming Lender shall, effective as of the applicable Anniversary Date, undertake a Revolving Credit Commitment (and, if any such Assuming Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e)                                  Minimum Extension Requirement.  If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Lenders that have agreed so to extend their Termination Date and the additional Revolving Credit Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Termination Date of each Extending Lender and of each Assuming Lender shall be extended to the date falling one year after the existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)                                   Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, each extension of the Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

(x)                                 no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(y)                                 the representations and warranties contained in Section 4.01 are true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date of, before and after giving effect to, such extension of Revolving Credit Commitments, as though made on and as of such date, except to the extent any of such representations and warranties refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date of, before and after giving effect to, such extension of Revolving Credit Commitments.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.                              Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)                                 The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(b)                                 The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(c)                                  On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)                                   The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)                                After giving effect to the incurrence of the Loans on the Effective Date and the other transactions contemplated hereby, no event has occurred and is continuing that constitutes a Default.

(d)                                 The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent:

(i)                                   Counterparts of this Agreement, duly executed and delivered by each of the Lenders, the Borrower and the Agent (or in the case of any such party as to which an executed counterpart shall not have been received, the Agent shall have received, in form reasonably satisfactory to it, telecopy, email or other written confirmation from such party of its execution of a counterpart of this Agreement).

(ii)                                The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 at least five Business Days prior to the Effective Date.

(iii)                                 Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(iv)                                A certificate of the Secretary or an Assistant Secretary of the Borrower certifying:

(A)                               that attached thereto is a true and complete copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of the Borrower or other person duly authorized by the constituent documents of the Borrower,

(B)                               that attached thereto is a true and complete copy of a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State,

(C)                               that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in the following clause (D),

(D)                               that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of the Borrower, authorizing the execution, delivery and performance by the Borrower of this Agreement and the borrowings hereunder, and the execution, delivery and performance of each of the other Loan Documents required hereby with respect to the Borrower and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date, and

(E)                                as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on behalf of the Borrower.

(v)                              Opinions of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Borrower and (ii) Williams Mullen, as Virginia counsel for the Borrower, with respect to the enforceability of the applicable Loan Documents and other related matters, in each case (A) dated the Effective Date, (B) addressed to each Issuing Bank, the Agent and the Lenders on the Effective Date and (C) in form and substance reasonably satisfactory to the Agent covering such matters relating to the Loan Documents as the Agent shall reasonably request.

(e)                                  The Effective Date Refinancing shall, substantially simultaneously with the occurrence of the Effective Date (and in any event no later than the close of business on the Effective Date), be consummated.

(f)                                   The Senior Notes Offering shall, substantially simultaneously with the occurrence of the Effective Date (and in any event no later than the close of business on the Effective Date), be consummated.

(g)                                  Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act to the extent requested by such Lender at least five Business Days prior to the Effective Date.

SECTION 3.02.                              Conditions Precedent to Each Borrowing and Issuance.  The obligation of each Lender and the Swing Line Bank to make an Advance (other than (x) a Swing Line Advance made by a Lender pursuant to Section 2.02(b) or (y) an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Issuance (as the case may be) (a) the Agent shall have received a Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and (b) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance that such statements are true):

(i)                  the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in the last sentence of Section 4.01(e) and in Section 4.01(f)) are true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent any of such representations and warranties refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date of, before and after giving effect to, such Borrowing or such Issuance, and to the application of the proceeds therefrom, and

(ii)               no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03.                              Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.                              Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia.

(b)                                 The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the other Loan Documents to be delivered by it, except for such authorizations and approvals which have been obtained and notices and filings which have been made.

(d)                                 This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower.  This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(e)                                  The audited consolidated balance sheets and the statements of income, stockholders’ equity, and cash flow for the Borrower and its consolidated subsidiaries as of and for each fiscal year of the Borrower in the fiscal year period ended on February 3, 2018, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as of the date and for the period referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 4.01(e), were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein. Since February 3, 2018, there has been no Material Adverse Change.

(f)                                   There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) Disclosed Litigation hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g)                                  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of said Regulations T, U or X.  Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to a restriction on sale, pledge, or disposal under this Agreement will be represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)                                 The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(i)                                     The written information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement (other than information of a general economic or industry nature or financial estimates, forecasts and other forward-looking information and after giving effect to all supplements and updates thereto), when taken as a whole, does not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements are made.

(j)                                    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan is in compliance with ERISA, the Code and any applicable law; (ii) no Reportable Event has occurred; (iii) no Plan is reasonably likely to be insolvent or in reorganization and no written notice of any such insolvency or reorganization has been given to the Borrower; (iv) each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA; (v) neither the Borrower nor any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 406, 409, 502(c), (i) or (l), 4062, 4063, 4064, 4069, 4201, 4204 or 4071 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (vi) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and (vii) no lien imposed under Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA on the assets of the Borrower exists (or is reasonably likely to exist) nor has the Borrower been notified in writing that such a lien will be imposed on the assets of the Borrower on account of any Plan.  No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 4.01(j), be reasonably likely to have a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been determined to be in “endangered or critical” status with the meaning of Section 432 of the Code or Section 305 of ERISA and (ii) no such Multiemployer Plan is reasonably expected to be insolvent or in “endangered or critical” status.  Notwithstanding any provision of this Section 4.01(j) to the contrary, with respect to Multiemployer Plans, the representations and warranties in this Section 4.01(j), other than any made with respect to (i) liability under Section 4203 or 4205 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability under Title IV of ERISA or any Lien in favor of the PBGC with respect to any Plan maintained by an ERISA Affiliate.

(i)                                     All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)                                 Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all U.S. federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP and (b) the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Effective Date.

(l)                                     Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, the Borrower and its Subsidiaries are in compliance with Environmental Laws and have not received written notice of any pending or threatened claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties.

(m)                             On the Effective Date, immediately following the making of each Advance made on the Effective Date and after giving effect to the application of the proceeds of such Advances, the Borrower on a Consolidated basis with its Subsidiaries is Solvent.

(n)                                 The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect.

(o)                                 The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and to the knowledge of the Borrower their respective officers, employees and directors, are in compliance with applicable Sanctions in all material respects.  None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any of their respective directors, officers, employees or designated agents that will act in any capacity in connection with or directly benefit from the use of proceeds of the credit facility established hereby, is a Sanctioned Person.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.                              Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, with all applicable laws, rules, regulations and orders, including, without limitation, ERISA, Environmental Laws and the Patriot Act.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (ii) if the failure to pay or discharge such tax, assessment, charge, levy or claim, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is (i) commercially reasonable in the good faith judgment of the management of the Borrower and (ii) either consistent with past practices or in such amounts and covering such risks as is usually carried by companies engaged in similar businesses or owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent deemed commercially reasonable in the good faith judgment of the management of the Borrower.

(d)                                 Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or other organizational existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve the existence of any Subsidiary or any right or franchise of the Borrower or any Subsidiary if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or if the failure to preserve such existence, right or franchise would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Visitation Rights.  At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)                                   Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account in conformity with GAAP.

(g)                                  Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, in each case except where the failure to so maintain and preserve would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Reporting Requirements.  Furnish to the Agent for prompt distribution to the Lenders:

(i)                                   as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)                                as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an audit opinion by KPMG LLP or other independent public accountants of national standing or otherwise acceptable to the Required Lenders, which report shall be unqualified as to the scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year, and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)                                 as soon as possible and in any event within five days after an officer of the Borrower obtains knowledge thereof, the occurrence of each Default continuing on the date of such statement, a statement of an officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)                            promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)                               promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)                              such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request. Any information or document that is required to be delivered to the Agent pursuant to this Section 5.01(h) shall be deemed delivered to the Agent and the Lenders upon the filing of such information with the Securities and Exchange Commission at the time such information or document becomes available on EDGAR; provided that the Borrower gives timely notice to the Agent of the filing thereof.

(i)                                     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that, in the good faith judgment of the management of the Borrower or such Subsidiary, are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to (a)

transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries, (b) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries or (c) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

(j)                                    AML Laws, Anti-Corruption Laws and Sanctions.  (i) Use the proceeds of the Loans only for the purposes set forth in Section 2.17; and (ii) not request any Borrowing or Letter of Credit, and not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person which uses such proceeds for the purpose of funding activities or business directly, or to the knowledge of the Borrower or such Subsidiary, indirectly (A) in violation of AML Laws, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (C) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited for a Person required to comply with Sanctions.

SECTION 5.02.                              Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)                                 Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

(i)                                   Permitted Liens;

(ii)                                Liens securing obligations under Capital Leases;

(iii)                             purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

(iv)                            the Liens existing on the Effective Date and described on Schedule 5.02(a) — Existing Liens hereto;

(v)                               Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and Liens on assets existing at the time such assets are acquired by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(vi)                            Liens securing any Advances, L/C Obligations or any other obligations under or in connection with the Loan Documents;

(vii)                                Liens not otherwise permitted by this Section 5.02(a) securing Debt or other obligations of the Borrower and its Subsidiaries; provided that the aggregate principal amount of all such Debt and other obligations, together with any Debt incurred under Section 5.02(d)(xii), does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Debt or other obligation; and

(viii)                                 the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt or other obligations secured thereby.

(b)                                 Mergers, Etc.  Merge or consolidate with or into any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) (or permit any of its Subsidiaries to convey, transfer, lease or otherwise dispose of) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries taken as a whole to any Person, except that (i) the Borrower or any Subsidiary of the Borrower may convey, transfer, lease or otherwise dispose of assets to the Borrower or any Subsidiary of the Borrower and (ii) the Borrower may merge with any other Person so long as the Borrower is the surviving Person, provided, in each case, that no Default shall have occurred and be continuing at the time of such transaction or would result therefrom.

(c)                                  Change in Nature of Business.  Make any material change in the nature of the business of the Borrower and its Subsidiaries taken as a whole as carried on at the date hereof or any business that is similar, ancillary, complementary, incidental or related thereto; provided that the Chesapeake Development Project shall not be deemed to be a material change in the nature of its business.

(d)                                 Subsidiary Debt.  Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)                                   Debt owing to the Borrower or any Subsidiary;

(ii)                                existing Debt outstanding on the Effective Date, and listed on Schedule 5.02(d) - Existing Subsidiary Debt (the “Existing Subsidiary Debt”), and any Debt extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, the Existing Subsidiary Debt; provided, that the principal amount of such Existing Subsidiary Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing (except by an amount equal to any existing commitments utilized thereunder) as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;

(iii)                                 guarantees by any Subsidiary in respect of Debt of any other Subsidiary otherwise permitted under this Section 5.02(d);

(iv)                            Debt representing deferred compensation or similar obligations to employees incurred in the ordinary course of business;

(v)                               any Debt of (A) a Person that becomes a Subsidiary of the Borrower to the extent such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) a Subsidiary to the extent such Debt is assumed in connection with an acquisition made by such Subsidiary and is not created in contemplation of such acquisition; provided, however, that such Debt shall not be guaranteed by any Subsidiary other than the acquired Subsidiary and its Subsidiaries;

(vi)                            any guarantees for Advances, L/C Obligations or any other obligations under or in connection with the Loan Documents;

(vii)                                endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(viii)                             Debt under Capital Leases;

(ix)                            unsecured obligations due to vendors under any vendor factoring line;

(x)                               obligations in respect of letters of credit entered into in the ordinary course of business;

(xi)                            obligations under Hedge Agreements entered into for bona fide hedging purposes and not for speculative purposes; and

(xii)                                other Debt of the Borrower’s Subsidiaries that, together with the amount of Debt and other obligations secured by Liens permitted under Section 5.02(a)(vii), does not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Debt.

SECTION 5.03.                              Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will, in each case as of the last day of each full fiscal quarter of the Borrower ending after the Effective Date (each such date, a “Measurement Date”):

(a)                                 Leverage Ratio.  Maintain a ratio of (i) Consolidated Total Debt as of such Measurement Date plus five (5) times Consolidated Rental Expense for the four fiscal quarter period ending on such Measurement Date to (ii) Consolidated EBITDAR (such ratio, the “Leverage Ratio”) for the four fiscal quarter period ending on such Measurement Date of not greater than 4.0:1.0 (the “Leverage Covenant”); provided that such Leverage Covenant will step-down to (x) 3.75:1.00 commencing with the first quarter ending after the one year anniversary of the Effective Date and (y) 3.50:1.00 commencing with the first quarter ending after the two year anniversary of the Effective Date; provided that, at the election of the Borrower exercised by written notice to the Agent delivered at any time prior to the date that is 30 days following consummation of any Significant Acquisition by the Borrower or its Subsidiaries, the Leverage Covenant shall step-up to 4.00:1.00 for each of the next four fiscal quarters ending on or after the consummation of a Significant Acquisition by the Borrower or its Subsidiaries.

(b)                                 Fixed Charge Coverage Ratio.  Maintain a ratio of (i) Consolidated EBITDAR for the four fiscal quarter period ending on such Measurement Date to (ii) the sum of Consolidated Interest Expense and Consolidated Rental Expense for the four fiscal quarter period ending on such Measurement Date of not less than 2.0:1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.                              Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate, document, financial or other statement in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)                                  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.17, 5.01(d) (as to the existence of the Borrower), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or the Required Lenders; or

(d)                                 The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $150,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, or to require the prepayment or redemption (other than by a regularly scheduled required prepayment or redemption), purchase or defeasance of such Debt or that an offer to repay, redeem, purchase or defease such Debt be made, in each case prior to the stated maturity thereof; provided that this Section 6.01(d) shall not apply to (i) secured Debt that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event relating to the property or assets securing such Debt, (ii) any customary offer to repurchase provisions upon an asset sale, (iii) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (iv) Debt of any Person assumed in connection with the acquisition of such Person to the extent that such Debt is repaid as required by the terms thereof as a result of the acquisition of such Person or (v) the redemption of any Debt incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur; or

(e)                                  The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                                   Judgments or orders for the payment of money in excess of $150,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction and such judgment or order for payment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of 60 consecutive days; or

(g)                                  Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction that could be reasonably expected to have a Material Adverse Effect, and such judgment or order is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of 60 consecutive days; or

(h)                                 There shall have occurred a Change of Control; or

(i)                                     (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); a Plan subject to Title IV of ERISA is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA)); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (i) of this Section 6.01(i) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; (iii) a determination that any Plan is or is reasonably likely to be in at risk status (within the meaning of Section 303 of ERISA); or (iv) the Borrower or an ERISA Affiliate receives notice from the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been determined to be in “endangered or critical” status with the meaning of Section 432 of the Code or Section 305 of ERISA or such Multiemployer Plan is reasonably expected to be insolvent or in “endangered or critical” status and such circumstance or event described in this Section 6.01(i) will or would be reasonably likely to have a Material Adverse Effect; or

(j)                                    Any provision of this Agreement shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02.                              Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account.  If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.  After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the

Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01.            Appointment and Authority.  Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.02.            Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity under this Agreement and the other Loan Documents as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.            Exculpatory Provisions.

(a)           None of the Agent or its Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)           None of the Agent or its Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender in accordance with Section 5.01(h)(iii).

(c)           None of the Agent or its Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower. The Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.

SECTION 7.04.            Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 8.07.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 7.05.            Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.  Should any instrument in writing from the Borrower be required by any sub-agent appointed by the Agent to more fully or certainly vest in and confirm to such sub-agent such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Agent.  If any sub-agent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall automatically vest in and be exercised by the Agent until the appointment of a new sub-agent.

SECTION 7.06.            Resignation of Agent.

(a)           The Agent may at any time give notice of its resignation to the Lenders and the Borrower upon 30 days’ notice to the Lenders and the Borrower.  Any such resignation by the Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swing Line Bank, as applicable, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Advances hereunder and (y) shall maintain all of its rights as Issuing Bank or Swing Line Bank, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Advances made by it, prior to the date of such resignation. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower (so long as no Event of Default under Section 6.01(a) or (e) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)           With effect from the Resignation Effective Date (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 7.07.            Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Agent or any of its Related Parties.

SECTION 7.08.            No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers and Joint Bookrunners or Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan

Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder; provided, that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 7.02 and 7.04 (subject to the applicable obligations and limitations as set forth therein).

SECTION 7.09.            Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.”  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.  The Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

SECTION 7.10.            Withholding Tax.  To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Section 7.10.

SECTION 7.11.            Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)            none of the Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Agent, or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           The Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.            Amendments, Etc.

(a)           No notice or demand on the Borrower or the Agent or any Lender in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Except as contemplated by Sections 2.08, 2.21, and 2.22, no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, including by amending the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Lenders”, or (iii) amend this Section 8.01 and (y) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following:  (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable to such Lender hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder (including, but not limited to, the Term Loan Maturity Date or the Termination Date) or the pro rata application of repayments after acceleration of the Advances in accordance with Section 6.01 or (iv) change Section 2.05 or 2.15 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby; and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank under this Agreement, and (z) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02.            Notices, Etc.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to the Borrower, to it at 500 Volvo Parkway, Chesapeake, VA 23320, Attention of Kevin Wampler, Chief Financial Officer (Facsimile No. (757) 321-5111; Telephone No. (757) 321-5840);

(ii)           if to the Agent, to JPMorgan at 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, Delaware 19713-2107, Attention of Ali Zigami (Telephone No. (302) 634-4834)) (e-mail ali.zigami@chase.com; Jacob.s.iati@jpmorgan.com);

(iii)          if to any Issuing Bank, to it at the address provided in writing to the Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and

(iv)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 8.02(b) above shall be effective as provided in such Section 8.02(b).

(c)           Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)            The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender, and (B) the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such certificates required by Section 5.01(h)(i) or (ii), the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.02, including through the Platform.

SECTION 8.03.            No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.            Costs and Expenses.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses (including, without duplication of any amounts paid pursuant to Section 2.14, Other Taxes) incurred by the Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent and the Arrangers), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Agent, the Arrangers, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Arranger, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such).  This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank, the Swing Line Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank, the Swing Line Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of all Advances and the Available Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swing Line Bank solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such Issuing Bank or the Swing Line Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), such Issuing Bank or any the Swing Line Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(f). The failure of any Lender to reimburse the Agent, Issuing Bank or Swing Line Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swing Line Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swing Line Bank, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)            Breakage.  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance (including as a result of an Event of Default), as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 8.04(f) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(g)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.05.            Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 8.05 is subject to the provisions of Section 2.15, provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of set-off.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 8.06.            Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).

SECTION 8.07.            Assignments and Participations.

(a)           Successors and Assigns Generally.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be prohibited).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $500,000 or an integral multiple of $500,000 in excess thereof in the case of Term Advances and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Advances or Revolving Credit Commitments, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, with respect to assignments of Advances under the Term Facility, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Advances to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each Issuing Bank and the Swing Line Bank shall be required for any assignment in respect of the Revolving Credit Facility (such consent not to be unreasonably withheld or delayed).

(iv)           Assignment and Assumption.  The parties to each assignment (which shall not include the Borrower unless its consent to such assignment is required hereunder) shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Agent in its sole discretion); provided, that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender.  The assignee if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)              No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 and remain liable under Section 8.04(c) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to its Commitment(s)), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Agent, any Issuing Bank or the Swing Line Bank, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.01(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 8.04(f) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating

Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant shall be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Issuing Bank Resignation.   Notwithstanding anything to the contrary herein, any Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank that is acceptable to the Borrower, willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the Issuing Bank.  If an Issuing Bank resigns as Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in an outstanding Advance pursuant to Section 2.03(c)).  Upon the appointment of a successor Issuing Bank, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (B) the successor Issuing Bank shall use commercially reasonable efforts to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08.                              Confidentiality.  Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties in connection with its participation in any of the transaction evidenced by this Agreement or the other Loan Documents or the administration of this Agreement or the other Loan Documents, in each case on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Agent or applicable Lender shall inform the Borrower (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority) of such disclosure to the extent practicable and not prohibited by applicable law, rule or regulation); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; and (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary of the Borrower that is not to the knowledge of the Agent or such Lender subject to confidentiality obligations to the Borrower or any Subsidiary of the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09.                              Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 8.10.                              Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11.                              Jurisdiction, Etc.

(a)                                 Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b)                                 Waiver of Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.12.                              No Liability of the Issuing Banks.  As among the parties to this Agreement, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit); (c) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 8.13.                              Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.14.                              Other Relationships; No Fiduciary Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.  The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications.  The Borrower acknowledges that the Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

SECTION 8.15.                              Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                a reduction in full or in part or cancellation of any such liability;

(ii)                                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                 the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 8.16.                              Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers in the Section.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DOLLAR TREE, INC.

By:	/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Agent, a Lender, a Swing Line Bank and an Issuing Bank

By:	/s/ Anna Kostenko
Name: Anna Kostenko
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ Ekta Patel
Name: Ekta Patel
Title: Director

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Carlos J. Medina
Name: Carlos J. Medina
Title: Director

FIFTH THIRD BANK,
as a Lender and an Issuing Bank

By:	/s/ Mary Ramsey
Name: Mary Ramsey
Title: Senior Vice President

ROYAL BANK OF CANADA,
as a Lender and an Issuing Bank

By:	/s/ Julia Ivanova
Name: Julia Ivanova
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ Conan Schleicher
Name: Conan Schleicher
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David Notaro
Name: David Notaro
Title: Senior Vice President

SUNTRUST BANK,
as a Lender

By:	/s/ Julie Lindberg
Name: Julie Lindberg
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Tracy Van Riper
Name: Tracy Van Riper
Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jaime E. Mariano
Name: Jaime E. Mariano
Title: Senior Vice President

REGIONS BANK,
as a Lender

By:	/s/ Brand Hosford
Name: Brand Hosford
Title: Vice President

TD BANK, N.A.,
as a Lender

By:	/s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

CAPITAL ONE NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Timothy Miller
Name: Timothy Miller
Title: Vice President

COMPASS BANK,
as a Lender

By:	/s/ Ramon Garcia
Name: Ramon Garcia
Title: Director

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Brian H. Gallagher
Name: Brian H. Gallagher
Title: Managing Director